Exhibit 10.3

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth annual rates of cash and equity compensation for non-management directors, as adopted at the May 25, 2021, November 17, 2022 and May 4, 2023 Board meetings.

Compensation Item	Annual Compensation Rates Approved May 25, 2021		Annual Compensation Rates Approved November 17, 2022
Cash Compensation
Board Retainer		$90,000	$100,000
Audit Committee
Chair Retainer		$25,000	$25,000
Member Retainer		$10,000	$10,000
Human Resources & Compensation Committee
Chair Retainer		$20,000	$20,000
Member Retainer		$8,000	$8,000
Nominating, Governance & Sustainability Committee
Chair Retainer		$15,000	$15,000
Member Retainer		$7,000	$7,000
Equity Compensation—Restricted Stock or Restricted Stock Units
Director Retainer		$150,000	$160,000
Lead Director, Additional Retainer[1]		$125,000	$30,000
Chairman of the Board, Additional Retainer[1]	$	n/a	$150,000

[1]	The Lead Director and Chairman of the Board additional equity retainers were adopted at the May 4, 2023 Board Meeting.

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective November 6, 2017 (filed November 9, 2017 as Exhibit 10.6 to the Company’s Form 8-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (“RSUs”). In either case, the awards generally vest on the day preceding the following year’s annual meeting of shareholders. Vesting accelerates in the event of death, disability or, if the director’s service is terminated upon a change in control of the Company. Historically, the number of shares or units awarded has been calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the grant date. For the 2021 grant on May 25, 2021, the Board determined the number of shares or units granted by dividing the dollar value of the award by the closing price of the Company’s stock on the grant date. For the 2022 and 2023 grants, respectively, including the additional equity grants on May 4, 2023 to the Lead Director and Chairman of the Board, the Board determined the number of shares or units by dividing the dollar value by the average closing price per share of the Company’s stock for the 10 trading days following the prior year fourth quarter earnings release.

RSUs are settled in shares of common stock, on a one-to-one basis, and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses incurred by the directors to attend Board meetings. Our management directors do not receive compensation for their Board service.

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